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                                                                    EXHIBIT 10.1

                                 DESCRIPTION OF
                                   HPSC, INC.
                               STOCK LOAN PROGRAM

                             adopted January 5, 1995
                         as amended as of July 28, 1997
                   as further amended as of December 14, 2000,
                             and September 14, 2001


     HPSC, Inc.'s Stock Loan Program (the "Program") is designed to encourage eligible employees of HPSC, Inc. to acquire and hold HPSC stock and to provide liquidity for HPSC stock. Eligibility requirements for the Program have been determined by the Compensation Committee of the Board of Directors of HPSC, based upon the compensation level of employees of HPSC.

     Under the Program, HPSC may make loans to eligible employees for the following purposes: (i) the purchase of HPSC stock on the American Stock Exchange; (ii) the purchase of HPSC stock through the exercise of stock options;
(iii) the payment of taxes (including alternative minimum taxes) due upon the exercise of options or upon the vesting of restricted stock granted under HPSC's stock incentive plans. The maximum amount of all loans under the Program shall be no more than $800,000, provided, however, that the principal amount of loans outstanding at any time to any individual under the program shall not exceed $400,000. Once the maximum amount has been loaned under the Program, HPSC shall make no further loans under the Program, except that additional loans may be made under the Program to the extent that the principal amount of loans previously made is repaid. Each loan under the Program shall be approved by the Chief Executive Officer of the Company, except that all loans to the Chief


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Executive Officer of the Company shall be approved by the Chief Financial
Officer of the Company.

     Each participant in the Program shall be required to execute an Investment Agreement, Promissory Note and Pledge Agreement. Every loan offered to an eligible employee under this Program shall be a full recourse loan evidenced by the Promissory Note. The loan and Promissory Note shall be secured, pursuant to the Pledge Agreement, by the shares of HPSC stock acquired by the employee with funds advanced by HPSC. Loans made for the purposes of purchasing HPSC stock on the American Stock Exchange shall be secured by stock having a value of at least 200% of the amount loaned for such purpose. Such valuation shall be made on the date of the loan. In the case of loans made to pay alternative minimum tax payments due upon the vesting of restricted stock, there shall be no requirement that shares of HPSC stock be pledged to secure such loans, unless the approving officer determines that the pledge of shares is necessary to provide adequate security for the loan.

     The principal amount of a loan made under this Program shall be due and payable no later than sixty (60) months after the date of the loan. In addition, in order to defray the costs to HPSC of administering the Program, each loan shall bear interest at a rate equal to 50 basis points above the cost to HPSC of borrowing the amounts advanced to the employee. Interest on each loan shall be due and payable annually and shall be deductible by HPSC from payroll checks issued by HPSC to the eligible employee. Periodic principal payments on the loan shall be made by HPSC deducting an amount equal to twenty percent (20%) of the borrower's after-tax bonus.

     If an employee who has purchased HPSC stock with funds loaned under this Program sells any stock purchased with funds provided under this Program, the employee shall apply all proceeds from the sale of the stock to the payment of the loan until the loan is paid in


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full. An employee must repay any outstanding loan to him or her under the
Program if the employee is no longer employed by HPSC. Notwithstanding the foregoing, all of the interest and principal owed by a participant to HPSC on loans made under the program shall be forgiven upon a change in control of HPSC (as defined in the HPSC 2000 Stock Incentive Plan) that occurs while such participant is employed by HPSC (or within six (6) months of the termination of such participant's employment).

     Disbursement of loans under the Program shall be made (i) in the case of stock acquired by purchase on the American Stock Exchange, to the broker handling the stock purchase for the employee, against presentation to HPSC of a confirmation of the purchase; (ii) in the case of stock acquired by an option exercise, to HPSC upon presentation of an option exercise form; (iii) in the case of a loan to cover income tax (including alternative minimum tax) liability upon the exercise of HPSC stock options, to the employee upon HPSC's withholding of the required tax as a result of the option exercise; or (iv) in the case of a loan to pay alternative minimum taxes due upon the vesting of restricted stock, upon presentation of proper documentation of tax payments due. In the case of a purchase on the American Stock Exchange, the broker shall be instructed to deliver to HPSC the stock certificates for the stock purchased with a loan under the Program. HPSC shall retain the stock certificates for stock acquired by an employee by option exercise with proceeds of a loan under the Program. The employee shall execute such stock powers regarding such stock certificates as HPSC shall request.

     This Program may be amended or terminated at any time by HPSC, except with respect to the outstanding loans.


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                                     NOTICE

     PARTICIPATION IN THIS PROGRAM HAS RISKS. ALL LOANS MADE UNDER THIS PROGRAM ARE FULL RECOURSE LOANS AND WILL BE REPAYABLE IN FULL BY THE EMPLOYEE FROM HIS OWN FUNDS EVEN IF THE STOCK PURCHASED UNDER THIS PROGRAM DECLINES IN VALUE AND IS WORTH LESS THAN THE AMOUNT OF THE LOAN. THE LOAN WILL ALSO BE PAYABLE IN FULL IF THE EMPLOYEE CEASES TO BE AN EMPLOYEE OF HPSC. 673638


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